Exhibit 99(c)(2)

[AgriCapital Corporation Letterhead]

February 3, 2004

Board of Directors
Bionova Holding Corporation
P.O. Box 1586
Nogales, AZ 85628-1586

Gentlemen:

We hereby consent to the filing of our opinion to you dated January 19, 2004, as an exhibit to the Schedule 13E-3 to be filed by Bionova Holding Corporation, Ag-Biotech Capital, LLC, and Savia with the Securities and Exchange Commission relating to the Exchange and the Merger (as such terms are defined in our opinion), and to the distribution of the opinion to the Company's stockholders in connection therewith.

Very truly yours,
By:	/s/ WILLIAM D. GOODBAR, JR. William D. Goodbar, Jr. Managing Director